Exhibit 10.2

SUMMARY OF ARRANGEMENT BETWEEN THE COMPANY

AND ITS SENIOR EXECUTIVE OFFICERS

In July 2003, the Compensation Committee of the Board of Directors of Polycom, Inc. (the “Company”) approved the following compensatory arrangements for the Company’s senior executive officers reporting under Section 16 of the Securities Exchange Act of 1934, as amended, in the event of the involuntary termination of their employment without cause:

A twelve-month period in which to exercise stock options which are outstanding on the date of termination (to the extent exercisable on the date of termination). This twelve-month exercise period applies to:

•	stock options outstanding as of the date of approval of this arrangement by the Compensation Committee which also have exercise prices above the fair market value of Polycom common stock on that date; and

•	stock options granted on or after the date of approval of this arrangement by the Compensation Committee.